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                                                                   EXHIBIT 10.25


                                STANDARD DOCUMENT
                               BETWEEN BVH AND WCO

         Cooperation `Bloemenveiling Holland' B.A., Middelbroekweg 29, P.O. Box 220, 2670 AE NAALDWIJK, as represented by R. de Ruiter, Department Manager of Advice & Development, hereinafter referred to as "BVH" and WCO Inc, 9677 Tradeport Drive, Orlando, FL 32827 USA, with an office at NL, 1054 GT Vondelstraat 138, Amsterdam, represented by Mr. J.N. Kras, Executive Vice President of European, African and Middle East Operations, hereinafter referred to as "WCO".

         Considering that WCO develops and exploits a global e-commerce trading system through the Internet in the horticultural industry;, that BVH is one of the most important market places in the world for the trade of floricultural products; that BVH wishes to come to an ordering system which is specified in an BVH document called "Specification Ordering System Presale Clock Naaldwijk Version 8"; that BVH is interested in Internet applications and trade systems; and WCO wishes to build a good cooperation together with BVH:

         BVH and WCO agree as follows:

         1. WCO builds for BVH an ordering system according to the specifications "Specification Ordering System Presale Clock Naaldwijk Version 8" dated August 16 1999.

         2. WCO will do everything to deliver the ordering system according to the detailed and to each party agreed project planning. When and so far WCO fails to meet by repetition one or more of the in the planning described milestones, which prevents a timely and ongoing completion of the project, BVH is entitled to end this agreement one sided in writing.

         3. The ordering system shall, after delivery by WCO and acceptation by BVH, be tested in a 3 months pilot project. Two months after the start of the project, there will be an evaluation and further appointments will be made about the continuation of the cooperation.

         4. In addition to the specifications mentioned in article 1, WCO guarantees 98% availability of the functionality of the ordering system between
8.00 a.m. and 5.00 p.m. WCO will guarantee an up to date back up situation for the ordering system. WCO will take care of a back up of the data. After seven days the back up will be deleted. WCO will take care that the system does not allow that two users at the very same time are able to order the same.

         5. WCO manages the hard- and software.

         6. As part of this agreement WCO will offer supporting services. To that fact there a service level agreement is made which is part of this agreement and should be considered as one.

         7. WCO will fix all bugs in the provided ordering system at her own costs.

         8. WCO grants BVH an exclusive user's right of the specific application software during the pilot period. After this period this right is no longer valid. A continuation of this right will be part of the evaluation and continuation negations as mentioned in article 3 of this agreement.

         9. The source code, documentation, reports and the intellectual property of the ordering system as drafted by WCO, remain property of WCO. If the continuity of the services (functionality and/or support) during the pilot period is in danger by acts of WCO and if BVH wishes so, than WCO will be prepared to cooperate to make a draft of an agreement for continuation of the support in any form (maybe by involving a third party).

         10. BVH will put certain demands to the users of the system concerning intended use and application of the ordering system. If necessary BVH will exclude participants when they abuse the system deliberately, which may cause damage to hard- and or software, to systems both of WCO and BVH.


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         11. During the pilot period BVH does not owe a fee for the current transactions through the ordering system: a 0 tariff.

         12. When the ordering system works technically okay and the agreements for support is conform the service level agreement but BVH decides for commercial reasons not to continue the pilot in an ongoing ordering system, than BVH owes WCO a fee of Hfl 50,000.--.

         When the ordering system is commercially and technically successful, but BVH and WCO cannot come to an agreement about a mutual continuation of the project, than BVH owes WCO at the end of the pilot period a fee of Hfl150,000.--.

         When the ordering system does not work properly and/or the agreements for support according to the service level agreement are not met, and that is the reason that BVH decides not to continue in an ongoing ordering system in cooperation with WCO, than BVH does not owe anything.

         13. For BVH and WCO it is also the intention to get more experience through this project and to look or and in which way further closer strategic cooperation in e-commerce for the floricultural industry can be developed between BVH and WCO.

         14. In addition to the mentioned SLA WCO guarantees that she has a reaction time of 10 minutes, starting actually fixing the problem, in case of a failure during normal trading times for the buyers (between 1.00 p.m. to 2.00 p.m.).


Cooperation "Bloemenveiling Holland" B.A.,       WCO, Inc.


By:  /s/ R. de Ruiter                            By: /s/ J.N. Kras
   ----------------------                        --------------------------
Dated: October 22, 1999                          Dated: October 22, 1999